# EARNINGS RELEASE

## SUPPLEMENTAL DATA

FOURTH QUARTER / **2015**

MAA

WWW.MAAC.COM

TABLE OF CONTENTS
Press Release Text	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Funds from Operations	10
Consolidated Balance Sheets	11
Non-GAAP Financials and Other Definitions	12
Portfolio Statistics	S-1
Components of Property Net Operating Income/Components of Same Store Property Expenses	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Same Store Comparisons	S-6
Multifamily Development Pipeline/Multifamily Lease-up Communities	S-9
2015 Acquisition Activity	S-9
2015 Disposition Activity	S-10
Debt and Debt Covenants as of December 31, 2015	S-11
EBITDA and Balance Sheet Ratios	S-13
2016 Guidance	S-14
Credit Ratings/Common Stock/Investor Relations Data	S-15

OVERVIEW

MAA REPORTS FOURTH QUARTER RESULTS
MEMPHIS, Tenn., February 3, 2016 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter and full year ended December 31, 2015.

Highlights

•
Core Funds from Operations, or Core FFO, per diluted common share and unit, or per Share, was $1.45 for the fourth quarter and $5.51 for the full year, both representing record performance for the company.

•
Same store net operating income, or NOI, for the fourth quarter increased 7.3% as compared to the same period in the prior year, based on a 5.4% increase in revenue and a 2.4% increase in property operating expenses.

•	Average revenue per occupied unit for the same store portfolio increased 4.7% for the fourth quarter to $1,125, primarily driven by an increase in average effective rent per unit of 4.4%.

•
Average physical occupancy for the same store portfolio for the fourth quarter increased 0.7% over the same period in the prior year and physical occupancy ended the quarter at 96.5%, a fourth quarter record.

•	Resident turnover for the same store portfolio remained low for the fourth quarter of 2015 at 52.5% on a rolling twelve month basis.

•
During the fourth quarter, the company acquired two properties, Cityscape at Market Center II, a new 318-unit community located in the Dallas, Texas Metropolitan Statistical Area, or MSA, which is a phase II for an adjacent property owned by the company, and The Denton, a new 55-unit community located in the Kansas City, Missouri-Kansas MSA with a 154 unit phase II new development component which the company started during the quarter.

•
MAA has a total of five development communities under construction, containing 748 units, with a total projected cost of approximately $117 million. An additional $13.6 million of construction costs were funded during the fourth quarter.

•
MAA completed the construction of 220 Riverside located in Jacksonville, Florida during the fourth quarter. This community, and Cityscape at Market Center II, remained in lease-up as of year-end with average quarter-end physical occupancy of 85.3%.

•	For the full year, the company completed redevelopment of 5,781 units, achieving average rental rate increases of 10.1% above non-renovated units.

•
During the fourth quarter, the company completed the refinancing of an unsecured revolving credit facility, increasing borrowing capacity to $750 million and further improving terms to reflect the company's strong credit profile.

•
Also during the fourth quarter, the company's operating partnership, Mid-America Apartments, L.P. (MAALP), issued $400 million of new ten-year senior unsecured notes at a coupon rate of 4.00% and issuance price of 98.990%.

•
MAA ended the year with record low leverage of debt to market cap of 32.2% and net debt to gross assets of 40.6%, a decline of 190 basis points from prior year-end. At the end of 2015, unencumbered assets have increased to 72.8% of gross real estate assets.

Eric Bolton, Chairman and Chief Executive Officer, said, “Leasing trends across MAA’s high-growth Sunbelt markets remain strong and we are forecasting another year of solid growth in net operating income and core funds from operations. Our strategic approach to diversifying capital across the region has the company well positioned for continued steady revenue growth and strong full cycle performance.”

Funds from Operations
For the quarter ended December 31, 2015, FFO was $118.6 million, or $1.49 per Share, compared to $107.4 million, or $1.35 per Share, for the quarter ended December 31, 2014. Core FFO, which excludes certain non-cash or non-routine items, for the quarter ended December 31, 2015 was $115.5 million, or $1.45 per Share, as compared to $104.7 million, or $1.32 per Share, for the quarter ended December 31, 2014.

For the year ended December 31, 2015, FFO was $452.4 million, or $5.69 per Share, compared to $404.1 million, or $5.09 per Share, for the year ended December 31, 2014. Core FFO for the year ended December 31, 2015 was $438.6 million, or $5.51 per Share, as compared to $395.7 million, or $4.99 per Share, for the year ended December 31, 2014.

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders and an expanded discussion of the components of FFO and Core FFO can be found later in this press release.

Net Income Available for Common Shareholders
For the quarter ended December 31, 2015, net income available for common shareholders was $43.0 million, or $0.57 per diluted common share, compared to $34.5 million, or $0.46 per diluted common share, for the quarter ended December 31, 2014. Results for the quarter ended December 31, 2014 included $1.2 million, or $0.02 per diluted common share, of merger and integration expenses.

For the year ended December 31, 2015, net income available for common shareholders was $332.3 million, or $4.41 per diluted common share, compared to $148.0 million, or $1.97 per diluted common share, for the year ended December 31, 2014. Results for the year ended December 31, 2015 included $190.1 million, or $2.53 per diluted common share, of gains related to the sale of real estate assets during the period. Results for the year ended December 31, 2014 included $11.5 million, or $0.15 per diluted common share, of merger and integration expenses and $48.4 million, or $0.65 per diluted common share of gains related to the sale of real estate assets during the period.

Fourth Quarter Same Store Operating Results
Operating results for the Same Store Portfolio of 71,376 units for the company's Large Market and Secondary Market portfolios are presented below:

	Percent Change From				Three months ended
	Three months ended December 31, 2014				December 31, 2015
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Markets	6.0%	2.2%	8.4%	5.4%	96.2%
Secondary Markets	4.4%	2.9%	5.3%	2.8%	96.0%
Same Store	5.4%	2.4%	7.3%	4.4%	96.1%

Total Same Store revenue growth of 5.4% during the fourth quarter was primarily produced by a 4.7% increase in revenues per occupied unit, mainly produced by a 4.4% increase in average effective rent per unit, combined with a 0.7% increase in average physical occupancy for the quarter, as compared to the same period in the prior year. Overall physical occupancy for the Same Store Portfolio ended the fourth quarter at 96.5%. Operating expenses increased 2.4% for the quarter, with the largest portion of the growth related to property taxes.

A reconciliation of NOI, including same store NOI, to net income available for MAA common shareholders and an expanded discussion of the components of NOI can be found later in this release.

Acquisition and Disposition Activity
During the fourth quarter, MAA acquired two new communities: Cityscape at Market Center II (formerly Elan Plano), a new 318-unit community located in the Dallas, Texas MSA, and The Denton, a new 55-unit community located in the Kansas City, Missouri-Kansas MSA which includes 31,000 square feet of ground floor retail space supporting the multifamily asset. During the fourth quarter, the company also acquired the land for development of The Denton phase II, which will consist of an additional 154 units. The combined purchase price for all fourth quarter acquisitions was $79.0 million, bringing the full year purchase price for acquisition properties to $327.0 million, including land for three phase II development properties.

For the full year, MAA received combined gross proceeds of $354.3 million by selling 21 properties with an average age of 25 years and recognized total net gains on the sale of real estate assets of $190.0 million. As a result of these property sales, the company exited eleven markets included in the Secondary Market segment of the portfolio, achieving an economic cap rate of 5.8% and internal rates of return on invested capital of 14.1% on a leveraged basis and 10.3% on an unleveraged basis.

Development and Lease-up Activity
MAA has five development communities under construction with a total projected cost of $116.6 million, with an expected stabilized NOI yield of 7.4%. During the fourth quarter, MAA funded an additional $13.6 million of construction costs, with $74.3 million remaining to be funded. The company had two communities remaining in lease-up during the fourth quarter: 220 Riverside, located in Jacksonville, Florida, which was completed during the fourth quarter and Cityscape at Market Center II, located in Dallas, Texas, which was acquired in lease-up during the fourth quarter. Physical occupancy for the two communities averaged 85.3% at the end of the quarter.

Redevelopment Activity
The company continues its redevelopment program at select communities throughout the portfolio. During the fourth quarter, MAA redeveloped a total of 1,572 units at an average cost of $4,370 per unit, bringing total units redeveloped during the year to 5,781 at an average cost of $4,452 per unit, and achieving average rental rate increases of 10.1% above non-renovated units.

Capital Expenditures
Recurring capital expenditures totaled $8.6 million for the fourth quarter, or approximately $0.11 per Share, as compared to $11.2 million, or $0.14 per Share, for the same period in 2014. These expenditures lead to Core Adjusted Funds from Operations, or Core AFFO, of $1.34 per Share, for the fourth quarter, compared to $1.18 per Share for the same period in 2014, which represents a 14% increase.

Recurring capital expenditures for the portfolio totaled $56.9 million for the year ended December 31, 2015, or approximately $0.71 per Share, as compared to $56.1 million or $0.71 per Share, for the same period in 2014. These expenditures lead to Core AFFO of $4.80 per Share for the year ended December 31, 2015, compared to $4.28 per Share for the same period in 2014, which represents a 12% increase.

Total capital expenditures for the portfolio during the fourth quarter were $15.7 million on existing properties, with an additional $8.5 million on redevelopment opportunities. Total capital expenditures for the portfolio during the year ended December 31, 2015 were $88.5 million on existing properties, with an additional $31.0 million on redevelopment opportunities.

A reconciliation of FFO and Core AFFO to net income available for MAA common shareholders and an expanded discussion of the components of FFO and Core AFFO can be found later in this release.

Financing Activity
During the fourth quarter, the company closed on a new unsecured revolving credit facility, replacing the current credit facility, which increased borrowing capacity to $750.0 million and included an option to expand to $1.5 billion at the company's request. The new facility extends the maturity date of the credit facility to April 2020 with one 6-month extension option, and bears interest at LIBOR plus a spread based on an investment ratings grid, currently at 1.00%.

Also during the fourth quarter, the company, through its operating partnership, completed a public bond offering to refinance 2015 debt maturities. MAALP issued $400 million of 4.00% senior unsecured notes due in 2025, at an issue price of 98.990%. In connection with the bond transaction, the company cash settled $200 million in forward interest rate swap agreements, entered earlier in the year to effectively lock the interest rate on the planned transaction, which produced an effective interest rate of 4.17% over the ten year life of the bonds.

During the fourth quarter, the company also amended the terms of one of its three existing term loans, extending the maturity from 2017 to 2021 and reducing the interest rate to LIBOR plus a spread of 1.10%, 25 bps lower than the prior agreement. The spread is based on an investment grade ratings grid. The principal amount remained unchanged at $150 million.

Balance Sheet
As of December 31, 2015,

•	Total debt to total capitalization was 32.2% (based on the December 31, 2015 closing stock price), compared to 37.2% as of December 31, 2014,

•	Total net debt to total gross assets (based on gross book value at December 31, 2015) was 40.6%, compared to 42.5% as of December 31, 2014,

•	Total debt outstanding was $3.4 billion at an average effective interest rate of 3.7%,

•	95.9% of the total debt was fixed or hedged against rising interest rates for an average of 5.0 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 4.47x and total net debt to Recurring EBITDA was 5.79x,

•	Approximately $709.3 million combined cash and capacity under the company's unsecured credit facility was available, and

•	Unencumbered assets increased to 72.8% of gross real estate assets as compared to 66.9% in the prior year.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

88th Consecutive Quarterly Common Dividend Declared
The company declared its 88th consecutive quarterly common dividend at an annual rate of $3.28 per Share, which was paid on January 29, 2016 to holders of record on January 15, 2016.

2016 Core FFO and Core AFFO per Share Guidance
The company is providing initial Core FFO and Core AFFO guidance for 2016 based on management’s current and expected views of company activity, the apartment market, and overall economic conditions. Guidance is based on several key assumptions, which are summarized below and further detailed in the attached supplement. The company plans to update Core FFO and Core AFFO per Share guidance on a quarterly basis.

Core FFO per Share for the full year 2016 is expected to range between $5.68 and $5.88 per Share, representing $5.78 per Share at the midpoint. The company’s guidance includes a projection of Same Store Portfolio NOI growth of 4% to 5%, based on expected revenue growth of 3.75% to 4.25% and expected expense growth of 2.75% to 3.75%. The company's revenue projections are based on expected continued strong fundamentals producing average physical occupancy and effective rent growth levels in-line with 2015 performance. Guidance projections include assumed acquisition volume of $300 to $400 million of new multifamily assets, including both stabilized and lease-up communities, and assumed disposition volume of $200 to $300 million of multifamily assets and $30 to $60 million of commercial and land assets. The company also expects to fund an additional $50 to $60 million of new development spending. Furthermore, guidance for 2016 includes Core FFO dilution of $0.04 to $0.06 per share from the asset recycling plans.

The company projects total recurring capital expenditures for the full year of 2016 to be approximately $56 million, producing Core AFFO of $4.98 to $5.18 per Share, or $5.08 at the mid-point, representing a 6% growth over the prior year. This performance produces expected Free Cash Flow (defined as Core FFO less all capital expenditures on existing communities and less all dividends paid to shareholders) ranging from $90 million to $95 million for the full year 2016.

On a quarterly basis, Core FFO per Share for 2016 is expected to be in a range of $1.34 to $1.44 for the first quarter, $1.39 to $1.49 for the second quarter, $1.41 to $1.51 for the third quarter, and $1.44 to $1.54 per share in the fourth quarter.

Supplemental Material and Conference Call
Supplemental data to this press release can be found on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on Thursday, February 4, 2016, at 9:00 AM Central Time. The conference call-in number is 866-952-7534. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. Our filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned 79,496 apartment units throughout the Southeast and Southwest regions of the United States as of December 31, 2015. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Total property revenues	$263,337	$253,219	$1,042,779	$992,178

Total NOI	$165,796	$156,278	$642,134	$598,814

Management fee income	$—	$—	$—	$154

Recurring EBITDA	$151,294	$143,047	$585,046	$549,270

Net income per share:
Basic	$0.57	$0.46	$4.41	$1.97
Diluted	$0.57	$0.46	$4.41	$1.97

Funds from operations per share (diluted):
FFO	$1.49	$1.35	$5.69	$5.09
Core FFO	$1.45	$1.32	$5.51	$4.99
Core AFFO	$1.34	$1.18	$4.80	$4.28

Dividends declared per share	$0.82	$0.77	$3.13	$2.96

Dividends/Core FFO (diluted) payout ratio	56.6%	58.3%	56.8%	59.3%
Dividends/ Core AFFO (diluted) payout ratio	61.2%	65.3%	65.2%	69.2%

Consolidated interest expense	$30,834	$31,378	$122,344	$123,953
Mark-to-market debt adjustment	3,901	5,511	19,955	25,079
Capitalized interest	342	469	1,655	1,722
Total interest incurred	$35,077	$37,358	$143,954	$150,754

Amortization of principal on notes payable	$1,934	$2,242	$8,244	$6,927

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	December 31, 2015	December 31, 2014
Total gross assets (1)	$8,346,994	$8,195,457
Total debt (1)	$3,427,568	$3,512,699
Common shares and units, outstanding end of period	79,571,567	79,458,827
Share price, end of period	$90.81	$74.68
Book equity value, end of period	$3,166,073	$3,057,722
Market equity value, end of period	$7,225,894	$5,933,985
Debt to total market capitalization ratio	32.2%	37.2%
Total net debt/total gross assets	40.6%	42.5%
Unencumbered Assets/Gross Real Estate Assets	72.8%	66.9%
Recurring EBITDA/Debt Service	4.23x	3.75x
Fixed Charge Coverage (2)	4.47x	3.99x
Total Net Debt (3)/Recurring EBITDA (4)	5.79x	6.37x

(1)	Total gross assets and Total debt as of December 31, 2014 include the reclassification of certain debt issuance costs from Deferred financing costs to Debt.

(2)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(3)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(4)	Recurring EBITDA represents the twelve months ended December 31, 2015.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Operating revenues:
Rental revenues	$241,421	$230,482	$952,196	$902,177
Other property revenues	21,916	22,737	90,583	90,001
Total property revenues	263,337	253,219	1,042,779	992,178
Management fee income	—	—	—	154
Total operating revenues	263,337	253,219	1,042,779	992,332
Property operating expenses:
Personnel	24,967	25,110	103,000	101,591
Building repairs and maintenance	7,329	7,361	30,524	30,715
Real estate taxes and insurance	31,793	30,291	129,618	123,419
Utilities	22,327	22,165	89,769	89,150
Landscaping	4,426	4,556	19,458	20,113
Other Operating	6,699	7,457	28,276	28,360
Depreciation and amortization	73,914	71,946	294,520	301,812
Total property operating expenses	171,455	168,886	695,165	695,160
Acquisition expense	622	1,417	2,777	2,388
Property management expenses	7,884	8,076	30,990	32,095
General and administrative expenses	6,613	4,844	25,716	20,909
Merger related expenses	—	(50)	—	3,152
Integration related expenses	—	1,255	—	8,395
Income from continuing operations before non-operating items	76,763	68,791	288,131	230,233
Interest and other non-property (expense) income	(8)	(307)	(368)	770
Interest expense	(30,834)	(31,378)	(122,344)	(123,953)
Loss on debt extinguishment	(218)	—	(3,602)	(2,586)
Net casualty (loss) gain after insurance and other settlement proceeds	(13)	(45)	473	(476)
(Loss) gain on sale of depreciable real estate assets excluded from discontinued operations	(72)	395	189,958	42,649
(Loss) gain on sale of non-depreciable real estate assets	—	(185)	172	350
Income before income tax expense	45,618	37,271	352,420	146,987
Income tax expense	(254)	(815)	(1,673)	(2,050)
Income from continuing operations before joint venture activity	45,364	36,456	350,747	144,937
(Loss) gain from real estate joint ventures	3	(10)	(2)	6,009
Income from continuing operations	45,367	36,446	350,745	150,946
Discontinued operations:
Loss from discontinued operations before (loss) gain on sale	—	(4)	—	(63)
Gain (loss) on sale of discontinued operations	—	16	—	5,394
Consolidated net income	45,367	36,458	350,745	156,277
Net income attributable to noncontrolling interests	2,380	1,933	18,458	8,297
Net income available for MAA common shareholders	$42,987	$34,525	$332,287	$147,980

Earnings per common share - basic:
Income from continuing operations available for common shareholders	$0.57	$0.46	$4.41	$1.90
Discontinued property operations	—	—	—	0.07
Net income available for common shareholders	$0.57	$0.46	$4.41	$1.97

Earnings per common share - diluted:
Income from continuing operations available for common shareholders	$0.57	$0.46	$4.41	$1.90
Discontinued property operations	—	—	—	0.07
Net income available for common shareholders	$0.57	$0.46	$4.41	$1.97

Dividends declared per common share	$0.82	$0.77	$3.13	$2.96

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
NET INCOME SHARES (1)
Weighted average common shares - Basic	75,203	75,114	75,176	74,982
Weighted average partnership units outstanding	—	—	—	—
Effect of dilutive securities	197	—	—	—
Weighted average common shares - Diluted	75,400	75,114	75,176	74,982
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,378	79,308	79,361	79,188
Weighted average common shares and units - Diluted	79,575	79,461	79,551	79,370
PERIOD END SHARES AND UNITS
Common shares at December 31,	75,409	75,268	75,409	75,268
Partnership units at December 31,	4,163	4,191	4,163	4,191
Total shares and units at December 31,	79,572	79,459	79,572	79,459

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015, expected to be filed with the SEC on February 25, 2016.

FUNDS FROM OPERATIONS
Dollars in thousands, except per share data
	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income available for MAA common shareholders	$42,987	$34,525	$332,287	$147,980
Depreciation and amortization of real estate assets	73,121	71,315	291,572	299,421
Depreciation and amortization of real estate assets of discontinued operations	—	—	—	42
Gain on sale of discontinued operations	—	(16)	—	(5,394)
Loss (gain) on sale of depreciable real estate assets excluded from discontinued operations	72	(395)	(189,958)	(42,649)
Loss (gain) on disposition within unconsolidated entities	—	10	(12)	(4,007)
Depreciation and amortization of real estate assets of real estate joint ventures	6	6	25	397
Net income attributable to noncontrolling interests	2,380	1,933	18,458	8,297
Funds from operations attributable to the Company	118,566	107,378	452,372	404,087
Acquisition expense	622	1,417	2,777	2,388
Merger related expenses	—	(50)	—	3,152
Integration related expenses	—	1,255	—	8,395
Loss (gain) on sale of non-depreciable real estate assets	—	185	(172)	(350)
Mark-to-market debt adjustment	(3,901)	(5,511)	(19,955)	(25,079)
Loss on debt extinguishment	218	—	3,602	3,126	(1)
Core funds from operations attributable to the Company	115,505	104,674	438,624	395,719
Recurring capital expenditures	(8,565)	(11,234)	(56,888)	(56,098)
Core adjusted funds from operations	$106,940	$93,440	$381,736	$339,621

Weighted average common shares and units - Diluted	79,575	79,461	79,551	79,370

Funds from operations per share and unit - Diluted	$1.49	$1.35	$5.69	$5.09
Core funds from operations per share and unit - Diluted	$1.45	$1.32	$5.51	$4.99
Core adjusted funds from operations per share and unit - Diluted	$1.34	$1.18	$4.80	$4.28

(1) The loss on debt extinguishment for the twelve months ended December 31, 2014 includes MAA's share of debt extinguishment costs incurred by its joint venture, Mid-America Multifamily Fund II.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	December 31, 2015	December 31, 2014
Assets
Real estate assets
Land	$926,532	$913,408
Buildings and improvements	6,939,288	6,781,210
Furniture, fixtures and equipment	228,157	214,742
Capital improvements in progress	44,355	80,772
	8,138,332	7,990,132
Accumulated depreciation	(1,482,368)	(1,358,400)
	6,655,964	6,631,732
Undeveloped land	51,779	55,997
Corporate property, net	8,812	7,988
Investments in real estate joint ventures	1,811	1,791
Real estate assets, net	6,718,366	6,697,508
Cash and cash equivalents	37,559	26,653
Restricted cash	26,082	28,181
Deferred financing cost, net	5,232	5,996
Other assets	58,935	61,119
Goodwill	1,607	2,321
Total assets	$6,847,781	$6,821,778

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,286,236	$1,589,641
Unsecured notes payable	2,141,332	1,923,058
Accounts payable	9,142	8,395
Fair market value of interest rate swaps	10,358	13,392
Accrued expenses and other liabilities	223,017	219,044
Security deposits	11,623	10,526
Total liabilities	3,681,708	3,764,056
Redeemable stock	8,250	5,911
Shareholders' equity
Common stock	754	752
Additional paid-in capital	3,627,073	3,619,270
Accumulated distributions in excess of net income	(634,141)	(729,086)
Accumulated other comprehensive loss	(1,589)	(412)
Total MAA shareholders' equity	2,992,097	2,890,524
Noncontrolling interest	165,726	161,287
Total equity	3,157,823	3,051,811
Total liabilities and shareholders' equity	$6,847,781	$6,821,778

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINITIONS
Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit represents total revenue divided by the average daily number of units that were physically occupied.

Core Adjusted Funds From Operations (Core AFFO)
Core AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from core operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While MAA's definition of Core FFO is similar to others in the industry, MAA's precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. MAA believes that Core FFO is helpful in understanding operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of calculations in this document, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure used as a performance measure. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. MAA's computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Effective Occupancy
Effective occupancy represents contract rents on occupied units divided by the sum of market rents on vacant units and contract rents on occupied units.

Free Cash Flow
Core FFO less all capital expenditures on existing communities and less all dividends paid to shareholders

Funds From Operations (FFO)
FFO represents net income available for common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to MAA. While MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts' definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income as an indicator of operating performance. MAA believes that FFO is helpful in understanding

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINITIONS (CONTINUED)

operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store Portfolio includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of operating performance. MAA's computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio. Within the Same Store Portfolio communities are designated as operating in Large or Secondary Markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com